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                                                                   Exhibit 10.11



                          D.I.Y. HOME WAREHOUSE, INC.
                                5811 Canal Road
                            Valley View, Ohio 44125







                                  July 1, 1998


Mr. Eric I. Glassman
Vice-President and Chief Financial
  Officer
5811 Canal Road, Suite 180
Valley View, OH 44125

Dear Mr. Glassman:

        This letter will confirm with you the terms and conditions upon which the Compensation Committee (the "Committee") of the Board of Directors of D.I.Y. Home Warehouse, Inc., an Ohio corporation (the "Company") in its Action Without Meeting taken as of July 1, 1998, granted to you the right to receive a bonus under certain circumstances.

        If you participate in bringing about a transaction resulting in a change of control of the Company (as defined below) (a "Transaction") and (i) you are still employed by the Company immediately prior to the closing of the Transaction, or (ii) your employment has been terminated by the Company without cause after the execution of the definitive agreement governing the Transaction, you will be entitled to receive a bonus (the "Transaction Bonus") equal to $50,000.

        You shall be entitled to received a Transaction Bonus hereunder with respect to a Transaction which is closed by December 31, 1999.

        The Company confirms that any Transaction Bonus is in addition to any payment which you may be entitled to receive pursuant to the terms of any employment agreement you may have with the Company as a result of termination of your employment due to a change of control of the Company.

        As used herein, the term "change of control" shall mean any of the following:

                  (i) an event or series of events by which any person or other entity or group (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") of persons or other entities acting in concert as a partnership or other group (a "Group of Persons") shall, as a result of a tender or exchange offer or offers, an open market purchase or purchases, a privately negotiated purchase or purchases or otherwise, become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act),

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Mr. Eric I. Glassman
July 1, 1998
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                  directly or indirectly, of 50% or more of the then outstanding voting stock of the Company; or

                  (ii) the Company consolidates with. or merges with or into, another person or entity or sells. assigns. conveys, transfers. leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which 50% or more of the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property.


                                             Very truly yours,

                                             D.I.Y. HOME WAREHOUSE, INC.


                                             By: /s/ Fred A. Erb
                                                 -----------------------------
                                                   Fred A. Erb,
                                                   Chairman of the Board


ACKNOWLEDGED AND AGREED
TO N JULY 30, 1998

/s/ Eric I. Glassman
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Eric I. Glassman